                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                               C. R. BARD, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                               C. R. BARD, INC.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registrations statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------
- ---------------
    1Set forth the amount on which the filing fee is calculated and state how it was determined.

                                                                          [LOGO]

C. R. BARD, INC.
730 CENTRAL AVENUE
MURRAY HILL, NEW JERSEY 07974

March 10, 1994

Dear Shareholder:

     Your Board of Directors joins me in extending a cordial invitation to attend the 1994 Annual Meeting of Shareholders which will be held on Wednesday, April 20, 1994 at the Somerset Hills Hotel, 200 Liberty Corner Road, Warren, New Jersey 07059. The meeting will start promptly at 10:00 a.m.

     We sincerely hope you will be able to attend and participate in the meeting. We will report on the Company's progress and respond to questions you may have about the Company's business. There will also be important items which are required to be acted upon by shareholders.

     Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting, and, therefore, we urge you to complete, sign, date and return the enclosed proxy card in the envelope provided for this purpose.

                                         Sincerely yours,

                                         /s/ William H. Longfield

                                         WILLIAM H. LONGFIELD
                                         President and Chief
                                         Operating Officer

                                C. R. BARD, INC.

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 20, 1994

                            ------------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of C. R. Bard, Inc. will be held on Wednesday, April 20, 1994 at the Somerset Hills Hotel, 200 Liberty Corner Road, Warren, New Jersey 07059 at 10:00 a.m. for the following purposes:

          1. To elect three Class I directors for a term of three years;

          2. To approve the 1994 Executive Bonus Plan of C. R. Bard, Inc.;

          3. To ratify the appointment of Arthur Andersen & Co. as independent public accountants for the year 1994; and

          4. To transact such other business as may properly come before the meeting and any adjournments thereof.

     Only shareholders of record at the close of business on February 28, 1994 are entitled to notice of and to vote at the meeting.

     A copy of the Annual Report of C. R. Bard, Inc. for 1993 is enclosed with this Notice, the attached Proxy Statement and accompanying proxy.

     All shareholders are urged to attend the meeting in person or by proxy. Shareholders who do not expect to attend the meeting are requested to complete, sign and date the enclosed proxy and return it promptly in the self-addressed envelope provided.

                                          By order of the Board of Directors

                                          RICHARD A. FLINK
                                          Secretary
March 10, 1994

                      NO MATTER HOW MANY SHARES YOU OWNED
                  ON THE RECORD DATE, YOUR VOTE IS IMPORTANT.

     PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD, SIGN, DATE AND RETURN IT IN THE ENVELOPE PROVIDED, WHICH IS ADDRESSED FOR YOUR CONVENIENCE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN MAILING YOUR PROXY PROMPTLY.

                                C. R. BARD, INC.
                               730 CENTRAL AVENUE
                         MURRAY HILL, NEW JERSEY 07974

                            ------------------------
                                PROXY STATEMENT
                            ------------------------

GENERAL

     The accompanying proxy is solicited on behalf of the Board of Directors of
C. R. Bard, Inc. (the "Company") for use at the Annual Meeting of Shareholders referred to in the foregoing notice and at any adjournment thereof. It is expected that this Proxy Statement and the accompanying proxy will be mailed commencing March 14, 1994 to each shareholder entitled to vote.

     Shares represented by proxies, if such proxies are properly executed, received in time and not revoked, will be voted in accordance with the specifications thereon or, if no specifications are made, will be voted for the election as directors of all nominees named herein, for Proposals No. 2 and 3 and in accordance with the discretion of the named attorneys and proxies on any other business. Any proxy may be revoked at any time before it is exercised by notice in writing delivered to the Secretary of the Company. Under New Jersey law and the Company's By-Laws, the presence in person or by proxy of the holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Annual Meeting of Shareholders constitutes a quorum. Directors are elected by a plurality of the votes cast at the Annual Meeting of Shareholders. Adoption of Proposals No. 2 and 3 requires the affirmative vote of a majority of the votes cast on the proposal. Votes cast at the Annual Meeting of Shareholders will be tabulated by the Company's transfer agent. Votes withheld for the election of directors have no impact on the election of directors, except that votes withheld may result in another individual receiving a higher number of votes. Abstentions and broker non-votes will not be counted in tabulating the number of votes cast on Proposals No. 2 and 3.

     On February 28, 1994, the record date for the determination of shareholders entitled to notice of and to vote at the meeting, the outstanding voting securities of the Company consisted of 52,156,897 shares of Common Stock. Each share is entitled to one vote.

                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

     There are currently nine members of the Board of Directors, divided into three classes. Class I currently consists of three directors whose terms expire in 1994. Class II consists of three directors whose terms expire in 1995. Class III consists of three directors whose terms expire in 1996. In each case, directors serve for a three-year term and until their successors are elected and qualified.

     Three directors are to be elected at the Annual Meeting of Shareholders. The three current members of the Board of Directors constituting Class I directors are nominated for re-election.

     Votes pursuant to the accompanying proxy will be cast, unless otherwise indicated on the proxy, for the re-election of the three nominees named below. In the event that any such nominee shall be unable to serve as a director, it is intended that the proxy solicited hereby will be voted for such other person or persons as may be nominated by management. Management has no reason to believe that the nominees will be unable to serve.

     Set forth below are the names, principal occupations and ages of the three nominees for re-election as directors and the current directors with unexpired terms, as well as certain information relating to other positions held by them with the Company and other companies. Except as otherwise indicated, the information set forth below as to principal occupation is for at least the last five years. There are no family relationships among directors and nominees.

                 NOMINEES FOR RE-ELECTION AS CLASS I DIRECTORS

William T. Butler, M.D. ..  President and Chief Executive Officer of Baylor College of Medicine
                            since 1979; age 61. Dr. Butler has been a Director since 1988 and is a member of the Compensation and Stock Option, Regulatory
                            Compliance and Policy, Procedures and Organization Committees. He
                            is Chairman of the Texas Higher Education Coordinating Board Health
                            Professions Education Advisory Committee. He is also a director of
                            Browning-Ferris Industries Inc., First City Bancorporation of
                            Texas, Inc. and Lyondell Petrochemical Company.

Raymond B. Carey, Jr. ....  Retired Chairman and Chief Executive Officer of ADT, Inc.
                            (electronic protection systems); age 67. Mr. Carey has been a
                            Director since 1991 and is a member of the Audit, Regulatory
                            Compliance and Finance Committees. He is also a director of Thomas
                            & Betts Corporation and the Kroger Co.

Daniel A. Cronin, Jr. ....  President, Northbridge Management Company (investment management);
                            General Partner, Ampersand Associates (venture capital fund); age
                            65. Mr. Cronin had been a Director from 1968 to 1976 when he resigned to join the staff of the United States Secretary of
                            Commerce, a position he held until 1977. He was re-elected a
                            Director in 1979 and is a member of the Audit, Finance and
                            Executive Committees. He is also a director of Altron Corporation.

                               CLASS II DIRECTORS

Joseph F. Abely, Jr. .....  Retired Chairman and Chief Executive Officer of Sea-Land
                            Corporation (international intermodal freight transportation and related trade services), having been, prior thereto, Vice Chairman of the Board and a director of RJR Nabisco, Inc. (international consumer products); age 65. Mr. Abely has been a Director since
                            December 1985 and is a member of the Audit and Finance Committees.
                            He is also a director of Perkin-Elmer Corporation, Burlington
                            Industries, Inc. and Marine Spill Response Corporation.

Robert P. Luciano.........  Chairman and Chief Executive Officer of Schering-Plough Corporation
                            (pharmaceuticals and consumer products) since January 1986; age 60.
                            Mr. Luciano has been a Director since 1981 and is a member of the
                            Executive, Compensation and Stock Option and Policy, Procedures and
                            Organization Committees. He is also a director of Allied Signal
                            Inc., Borden, Inc. and Merrill Lynch & Co., Inc.

Robert H. McCaffrey.......  Retired Chairman of the Board of Directors since February 1991, having been Chairman of the Board of Directors from January 1989 to
                            February 1991 and, prior thereto, Chairman of the Board of
                            Directors and Chief Executive Officer since 1976; age 67. Mr.
                            McCaffrey has been a Director since 1976 and is a member of the
                            Executive and Policy, Procedures and Organization Committees. He is
                            also a director of Thomas & Betts Corporation and KLM Communi-
                            cations, Inc.

                              CLASS III DIRECTORS

Regina E. Herzlinger....  Nancy R. McPherson Professor of Business Administration, Harvard
                          Business School since 1971; age 50. Professor Herzlinger has been a
                          Director since 1991 and is a member of the Regulatory Compliance and Compensation and Stock Option Committees. She is also a director of Deere & Company, Manor Care, Inc., Salick Health Care,
                          Inc. and Schering-Plough Corporation, and is a member of the
                          Visiting Committee on Sponsored Research of the Massachusetts
                          Institute of Technology.

William H. Longfield....  President and Chief Operating Officer since September 1991, having been Executive Vice President and Chief Operating Officer from
                          February 1989 to September 1991. In addition, in October 1993, the
                          Board of Directors delegated to Mr. Longfield the additional responsibilities of Chairman and Chief Executive Officer. Prior to
                          February 1989 he was Chief Executive Officer of Cambridge Group,
                          Inc. (nursing home and long-term care facilities); age 55. Mr.
                          Longfield has been a Director since 1990 and is a member of the
                          Executive and Policy, Procedures and Organization Committees. He is
                          also a director of Manor Care, Inc.

Ralph H. O'Brien........  Chairman of Amerinex Artificial Intelligence, Inc. (computer software) since June 1988, having been Chairman of Amerinex
                          Corporation (venture capital) from January 1988 to June 1988 and
                          President and Chief Executive Officer from 1985 to June 1988; age
                          64. Mr. O'Brien has been a Director since 1980 and is a member of the Finance and Compensation and Stock Option Committees. He is
                          also a director of Midlantic Corp. and the Midlantic National Bank.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Brinson Holdings, Inc., together with its wholly-owned subsidiary, Brinson Partners, Inc., a registered investment advisor, and Brinson Partners, Inc.'s wholly-owned subsidiary, Brinson Trust Company, a bank, each located at 209 South LaSalle, Chicago, Illinois, have reported that as of December 31, 1993, Brinson Partners, Inc. held sole voting power and sole dispositive power over 2,537,850 shares of Common Stock of the Company, or 4.9% of the outstanding shares, and Brinson Trust Company held sole voting power and sole dispositive power over 752,100 shares of Common Stock of the Company, or 1.4% of the outstanding shares.

     As of the record date, management knows of no other person who owned beneficially more than 5% of the Company's outstanding stock.

SECURITIES OWNERSHIP OF MANAGEMENT

     The table below contains information as of January 7, 1994 with respect to the beneficial ownership of Common Stock of the Company by each director of the Company, the person delegated the responsibility of the Company's Chief Executive Officer, the Company's other four most highly compensated executive officers and the Company's former Chief Executive Officer (collectively, the "Named Executive Officers") and all directors and executive officers as a group (including the Named Executive Officers). No director or executive officer owns more than 1% of the outstanding stock. All directors and executive officers as a group (22 persons) own beneficially 1.7% of the outstanding stock. Unless otherwise noted in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the shares of Common Stock shown as beneficially owned.

                                                                    SHARES OF COMMON STOCK
                                                                      BENEFICIALLY OWNED
                                                               ---------------------------------
                                                                                     RIGHT TO
                                                                                      ACQUIRE
                                                                                      BEFORE
                                                                 HELD AS OF        MARCH 8, 1994
                              NAME                             JANUARY 7, 1994     UNDER OPTIONS
    ---------------------------------------------------------  ---------------     -------------
    Joseph F. Abely, Jr......................................        3,200                -0-
    William C. Bopp..........................................        5,443             21,675
    William T. Butler, M.D...................................        5,500                -0-
    Raymond B. Carey, Jr.....................................        1,600                -0-
    Daniel A. Cronin, Jr.....................................       15,800                -0-
    Regina E. Herzlinger.....................................        1,100                -0-
    William H. Longfield.....................................       18,950             62,950
    Robert P. Luciano........................................        5,200                -0-
    Robert H. McCaffrey(1)...................................      424,518             34,900
    Ralph H. O'Brien.........................................        7,200                -0-
    Benson F. Smith..........................................       12,006             39,601
    Richard J. Thomas........................................        6,717             16,475
    William T. Tumber........................................       11,041             18,786
    George T. Maloney(2).....................................      263,681            135,585
    All Directors and Executive Officers as a group (22
      persons)...............................................      911,257            489,615

- ---------------
(1) Includes 10,279 shares owned by his wife as to which he disclaims beneficial ownership. Includes 35,538 shares held by trusts for his children. Includes 9,240 shares owned by a foundation of which he is President. Includes 146,724 shares owned by two foundations of which he is a co-trustee and as to all of which investment or voting power is shared.

(2) Includes 20,000 shares owned by his wife as to which he disclaims beneficial ownership. Includes 15,000 shares held by him as custodian for their minor children. Includes 155,964 shares owned by three foundations of which he is co-trustee and as to all of which investment or voting power is shared.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors met eleven times in 1993. The Company's current directors attended as a group an average of 96% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which they served.

     The Board of Directors has several standing committees, including, among others, an Audit Committee, a Compensation and Stock Option Committee and a Policy, Procedures and Organization Committee.

     The Audit Committee, currently composed of Directors Abely, Carey and Cronin, met five times during 1993. The principal functions of the Audit Committee are to (i) make recommendations to the full Board concerning the appointment of independent auditors, (ii) review the scope of the audit and related fees, (iii) review the Company's accounting principles, policies and reporting practices with the independent and internal auditors and management,
(iv) discuss with the independent auditors the results of their audit and determine what action, if any, is required with respect to the Company's internal controls, (v) meet separately with the independent auditors as well as separate meetings with the internal auditors and (vi) consider other audit and nonaudit matters from time to time as requested by the full Board.

     The Compensation and Stock Option Committee, currently composed of Directors Butler, Herzlinger, Luciano and O'Brien, reviews and reports to the Board of Directors on all matters involving compensation of employees and management and administers the Company's 1993 Long Term Incentive Plan. During 1993 there were five meetings of the Compensation and Stock Option Committee.

     The Policy, Procedures and Organization Committee, currently composed of Directors Butler, Longfield, Luciano and McCaffrey, advises and makes recommendations to the Board of Directors on all matters concerning Board procedures and directorship practices. The Committee also reviews and makes recommendations to the Board of Directors concerning the qualifications and selection of candidates as nominees for election as directors and will consider nominees recommended by shareholders. Such recommendations should be submitted to the Secretary of the Company. The Policy, Procedures and Organization Committee met three times during 1993.

EXECUTIVE COMPENSATION

  COMPENSATION AND STOCK OPTION COMMITTEE (THE "COMPENSATION COMMITTEE") REPORT

     The Company's executive compensation program is based on pay for performance. Performance is the critical factor in all compensation decisions. The Company relies on established compensation consultants to analyze and evaluate the total compensation paid to executives against that of competitive companies. The components of total compensation are base salary, annual cash bonus incentives and long-term incentives. In 1993 the Compensation Committee commissioned a review of all of the Company's compensation programs by an outside consultant. It is the Company's philosophy to have a strong link between pay and performance and several changes were made to strengthen that tie in 1993 with the creation of a more formalized management by objectives program, as described below, for both base salary and long-term incentive programs. The Compensation Committee believes that these program changes will enhance the Company's ability to attract, motivate and retain key employees and simultaneously result in a stronger link to shareholder return.

  Base Salaries

     Base salaries are initially determined by evaluating the responsibility of the position held and by reference to the competitive marketplace for executive talent. In order to attract and retain high caliber executives, base salary is targeted slightly above median but below the high end for competitors in medical device manufacturing companies. For purposes of establishing these levels, the Company compares itself with a selected group of companies in the same industry with sales and products similar to those of the Company. This group of companies is larger than, and does not contain all the companies in, the peer group index in the Comparison of Five Year Cumulative Total Return which follows, as the Company believes that reference to the S&P medical product index provides the most meaningful comparison for shareholder returns, while the larger group of companies is more representative of the Company's competition for executive talent.

     In determining base salary increases as well as total compensation, the Compensation Committee takes into account individual performance, inflation rates and the salary levels prevailing at the selected group of companies described above. Increases to base salaries are influenced by the performance of the Company and the individual against established goals and objectives. Goals and objectives vary by individual and include the attainment of targeted levels of sales, net profits, earnings per share and return on shareholder's investment, as well as personal goals such as the attainment of strategic initiatives (i.e., expansion of globalization, acquisitions/divestitures). For purposes of base salary increases, no particular weighting is assigned to any goals.

     In determining the base salaries of both Mr. Longfield and Mr. Maloney, the committee weighed performance against goals more heavily than inflation factors or analysis of the competitors' salaries. In October of 1993, upon the resignation of George T. Maloney as Chairman and Chief Executive Officer, the Board of Directors delegated to William H. Longfield the additional responsibilities of Chairman and Chief Executive Officer and adjusted his base salary accordingly.

     The Compensation Committee considers the recommendation of the Chief Executive Officer in approving the base salaries of Messrs. Smith, Tumber, Thomas, Bopp and all other executives whose base salaries exceed $150,000 annually. Goals and objectives for these individuals are based on the targeted levels described above for the Divisions or corporate staff functions for which they are responsible and personal strategic and operational initiatives. In determining base salary increases, no particular weight is assigned to any goal. Performance is weighted more heavily than inflation and the results of competitive salary data.

     In addition, the Compensation Committee approved a merit budget for base salaries which is established for professional/managerial employees. The merit budget is the amount of money set aside each year by the Company for increases for these employees. The amount of the merit budget is determined based on an analysis of several industry specific and general industry-wide surveys which are conducted on an annual basis by consulting companies and trade associations. Individuals receive a salary increase paid out of the merit budget based on a formula which is designed to reward superior individual performance. The salary for the President and Chief Operating Officer is not included in the merit pool.

  Bonus Plan

     Awards under the Company's bonus plan are determined by the degree to which corporate and, in certain cases, group financial goals are attained, as well as on the achievement of non-financial, individual goals.

     Actual incentive compensation awards may be either more or less than targeted amounts depending on actual results compared with performance measures being used. Thus the Company's incentive plans forge a direct link between pay and performance.

     At the beginning of each year, the Board of Directors, for corporate planning purposes and in consultation with the management of the Company, approves certain financial targets for the Company including an earnings per share target. The earnings per share target then becomes the critical financial indicator used by the Compensation Committee in determining awards under the Bonus Plan for Mr. Longfield and the other executives, other than Group Vice Presidents whose bonuses are determined as described below.

     An evaluation of each participant's performance against established individual goals is reviewed. Individual goals are established to take account of the executive's position within the Company and the individual's particular strengths and opportunities for improvement. In determining individual goals, the Compensation Committee looks at the individual's contributions in terms of developing and implementing strategic initiatives.

     For purposes of determining the bonus paid to Messrs. Longfield and Bopp, financial and individual results for 1993 were used. The bonus plan rewards executives based on operational results exclusive of any extraordinary items that may occur during any fiscal year. Of the payments made, approximately 80% were based on attainment of financial goals and 20% on attainment of individual goals. For the 1993 bonus, 91% of the financial target was achieved.

     In the case of the Company's other executive officers earning more than $150,000 base salary, including Messrs. Smith, Tumber and Thomas, awards by the Compensation Committee were based on the recommendation of Mr. Longfield, taking into account achievement of the 1993 Corporate earnings per share target and their respective group's financial performance. Group financial performance is primarily based on achievement of operating income target. The payment of bonuses is based on 50% Corporate financial goals and 50% group financial goals for Messrs. Smith, Tumber and Thomas. These individuals achieved 98%, 93% and 69% of their aggregate goals, respectively.

  Stock Options

     Under the 1993 Long Term Incentive Plan, the Compensation Committee granted in 1993 stock options to selected employees including certain of the Named Executive Officers. The Plan provides that in the event of change of control of the Company, all options shall be immediately exercisable. The Compensation Committee may, in its discretion, grant limited stock appreciation rights that may only be exercised in the event of a change of control of the Company. Limited stock appreciation rights were granted in tandem with all options granted to executive officers.

     Stock options are combined with other long term incentives to target total compensation for long term incentives at slightly above the median but below the high end of the selected group of companies described above.

     The Named Executive Officers are granted options based on attainment of goals and objectives as detailed under base salaries. As a result of the compensation study commissioned by the Compensation Committee, it was determined that the Company's long term incentive plans were not competitive with our industry survey group. As a result, enhancements were made to the 1993 Long Term Incentive Plan including a stronger link to attainment of objectives. Actual awards may be more or less than target based on performance.

     Grants of stock options are based on achievement of goals and objectives as described above. In determining the amount of options granted to each individual the Compensation Committee uses a multiple of base salary divided by the share price on the date of grant.

     The Company uses the Black-Scholes method to determine the potential value of the stock option.

     In determining the number of options granted, the Compensation Committee does not consider the amount of options previously granted.

  Restricted Stock Awards

     The Compensation Committee awarded restricted stock which vests in accordance with a schedule specified by the Compensation Committee under the 1993 Long Term Incentive Plan. Restricted stock is combined with other long term incentives to target total compensation for long term incentives at slightly above the median but below the high end of the selected group of companies described above. Executive Officers may receive more or less than the target based on performance. Awards are based on achievement of goals and objectives as described under base salary.

     The formula for restricted stock for each individual is a multiple of base salary weighted for attainment of goals and objectives and divided by the share price on the date of grant.

     In 1993, the Compensation Committee awarded shares of restricted stock to Messrs. Longfield, Smith, Tumber, Thomas and Bopp.

     The Omnibus Budget Reconciliation Act of 1993 disallows, effective January 1, 1994, a federal income tax deduction for compensation, other than certain performance-based compensation, in excess of $1 million annually paid by the Company to any currently serving officer named in the Summary Compensation Table. The Company has determined to qualify compensation payable under its performance-based plans for deductibility under this provision. In this regard, the Company is submitting its 1994 Executive Bonus Plan for shareholder approval and has amended the restricted stock provisions of its 1993 Long Term Incentive Plan to comply with the requirements for deductibility. The Company intends to take such future action as is necessary to qualify its remaining performance-based compensation for deductibility.

                                     THE COMPENSATION AND STOCK OPTION COMMITTEE
                                       Robert P. Luciano, Chairperson
                                       William T. Butler, M.D.
                                       Regina E. Herzlinger
                                       Ralph H. O'Brien

SUMMARY COMPENSATION TABLE

     The table below sets forth information concerning compensation paid to the Named Executive Officers during the last three fiscal years.

                                                                      LONG TERM COMPENSATION
                                                                  -------------------------------
                                   ANNUAL COMPENSATION                    AWARDS          PAYOUTS
                          --------------------------------------  ----------------------  -------
                                                       OTHER      RESTRICTED  SECURITIES
                                                       ANNUAL       STOCK     UNDERLYING   LTPIP    ALL OTHER
        NAME AND                  SALARY    BONUS   COMPENSATION    AWARDS     OPTIONS    PAYOUTS  COMPENSATION
   PRINCIPAL POSITION     YEAR     ($)       ($)     ($)(1)(2)      ($)(3)      (#)(4)    ($)(5)    ($)(2)(6)
- ------------------------- -----  --------  -------- ------------  ----------  ----------  -------  ------------
William H. Longfield.....  1993   442,278   250,000    14,742       162,908     39,400     40,131     121,533
  President and COO        1992   390,000   257,400    13,650           -0-     19,600     40,076      85,861
                           1991   365,000   215,000                     -0-     20,000     15,180

Benson F. Smith..........  1993   243,237   146,000     8,640        63,130     15,300      9,555      25,561
  Executive Vice           1992   221,000   125,800     4,250           -0-     10,000      9,659      15,312
     President             1991   190,490   115,500                     -0-      6,500     11,730

William T. Tumber........  1993   225,000    75,500     7,020        59,118     14,400      8,820      76,532
  Group Vice President     1992   212,000   109,100     3,900           -0-      9,400      8,916      69,945
                           1991   202,000   110,100                     -0-      6,000        -0-

Richard J. Thomas........  1993   225,000    47,500     5,670        59,118     14,400     15,435      15,626
  Group Vice President     1992   204,500   127,200     5,250           -0-      9,400     15,603      14,248
                           1991   165,687   136,400                     -0-      5,800      4,140

William C. Bopp..........  1993   195,000    76,000     4,050        37,183      9,100      2,499      30,818
  Senior Vice President    1992   180,000   102,000       850           -0-      8,400      2,526      16,330
   and Chief Financial     1991   146,000    48,900                     -0-      4,500      2,346
    Officer

George T. Maloney........  1993   568,183       -0-    93,906           -0-        -0-     72,030     215,217
  Former Chairman and      1992   530,000   381,600    73,200           -0-     30,800     72,814     182,176
     CEO                   1991   495,000   315,000                     -0-     31,000     92,460

- ---------------
(1) All of these amounts represent dividend equivalents paid under the Long Term Performance Incentive Plan "LTPIP."

(2) No amounts are presented for 1991 in accordance with a transition rule relating to executive compensation disclosure adopted by the Securities and Exchange Commission.

(3) As of December 31, 1993: William H. Longfield held an aggregate of 6,090 shares of restricted stock with an aggregate value of $153,772.50; Benson F. Smith held an aggregate of 2,360 shares of restricted stock with an aggregate value of $59,590.00; William T. Tumber held an aggregate of 2,210 shares of restricted stock with an aggregate value of $55,802.50; Richard J. Thomas held an aggregate of 2,210 shares of restricted stock with an aggregate value of $55,802.50; William C. Bopp held an aggregate of 1,390 shares of restricted stock with an aggregate value of $35,097.50; and George
    T. Maloney held no shares of restricted stock. Dividends are paid on all shares of restricted stock.

(4) Grants consist of stock options with attached limited rights exercisable in the event of a change of control.

(5) The dollar amounts for 1993, 1992 and 1991 were derived by multiplying the number of vested performance units by $7.35, $7.43 and $6.90, respectively, the book values of a share of the Common Stock of the Company at December 31, 1993, December 31, 1992 and December 31, 1991, respectively. These payouts are not made until the employee retires or otherwise leaves employment with the Company.

(6) As required by the rules of the Securities and Exchange Commission, the amounts reflected in this column include the annual accruals to the employees' accounts under the Supplemental Insurance/Retirement Plan. Under this plan, the annual accruals are disproportionately higher in the later years of an employee's participation in order to create an incentive to an executive to continue employment with the Company until at least age 62 when accruals cease. The Company believes that a more realistic reflection of the accruals under the Supplemental Insurance/Retirement Plan is the actuarial average, over the years of an executive's participation in the plan, of the aggregate expected accruals under the plan. On this basis, the actuarial average accrual amounts for Messrs. Longfield, Smith, Tumber, Thomas, Bopp and Maloney would be $84,736, $18,282, $27,190, $14,540, $19,196 and
    $61,910, respectively, in 1993, and $48,509, $11,434, $19,533, $8,835,
    $10,382 and $49,449, respectively, in 1992, as opposed to the amounts shown in the column.

    For William H. Longfield, the 1993 amount in the column represents Company contributions of $8,648 under the Retirement Savings Plan, $110,060 accrued under the Supplemental Insurance/Retirement Plan and $2,825 which, net of tax, is reimbursement for insurance premiums paid under such latter plan; the 1992 amount in the column represents Company contributions of $8,040 under the Retirement Savings Plan, $75,736 accrued under the Supplemental Insurance/Retirement Plan and $2,085 which, net of tax, is reimbursement for insurance premiums paid under such latter plan.

    For Benson F. Smith, the 1993 amount in the column represents Company contributions of $5,482 under the Retirement Savings Plan, $19,228 accrued under the Supplemental Insurance/Retirement Plan and $851 which, net of tax, is reimbursement for insurance premiums paid under such latter plan; the 1992 amount in the column represents Company contributions of $5,384 under the Retirement Savings Plan, $9,341 accrued under the Supplemental Insurance/Retirement Plan and $587 which, net of tax, is reimbursement for insurance premiums paid under such latter plan.

    For William T. Tumber, the 1993 amount in the column represents Company contributions of $3,747 under the Retirement Savings Plan, $70,392 accrued under the Supplemental Insurance/Retirement Plan and $2,393 which, net of tax, is reimbursement for insurance premiums paid under such latter plan; the 1992 amount in the column represents Company contributions of $3,629 under the Retirement Savings Plan, $64,584 accrued under the Supplemental Insurance/Retirement Plan and $1,732 which, net of tax, is reimbursement for insurance premiums paid under such latter plan.

    For Richard J. Thomas, the 1993 amount in the column represents Company contributions of $5,621 under the Retirement Savings Plan, $9,340 accrued under the Supplemental Insurance/Retirement Plan and $665 which, net of tax, is reimbursement for insurance premiums paid under such latter plan; the 1992 amount in the column represents Company contributions of $5,050 under the Retirement Savings Plan, $8,732 accrued under the Supplemental Insurance/Retirement Plan and $466 which, net of tax, is reimbursement for insurance premiums paid under such latter plan.

    For William C. Bopp, the 1993 amount in the column represents Company contributions of $4,872 under the Retirement Savings Plan, $25,016 accrued under the Supplemental Insurance/Retirement Plan and $930 which, net of tax, is reimbursement for insurance premiums paid under such latter plan; the 1992 amount in the Column represents Company contributions of $4,325 under the Retirement Savings Plan, $11,334 accrued under the Supplemental Insurance/Retirement Plan and $671 which, net of tax, is reimbursement for insurance premiums paid under such latter plan.

    For George T. Maloney, the 1993 amount in the column represents Company contributions of $8,963 under the Retirement Savings Plan, $199,934 accrued under the Supplemental Insurance/Retirement Plan and $6,320 which, net of tax, is reimbursement for insurance premiums paid under such latter plan; the 1992 amount in the column represents Company contributions of $8,728 under the Retirement Savings Plan, $168,678 accrued under the Supplemental Insurance/Retirement Plan and $4,770 which, net of tax, is reimbursement for insurance premiums paid under such latter plan.

CERTAIN COMPENSATION ARRANGEMENTS

     The Company has an agreement with Mr. Longfield which provides for benefits upon any termination of employment within three years after a change of control (defined to include the acquisition by a person or a group of 20% or more of the voting power of the Company's stock or a change in the members of the Board of Directors such that the continuing directors cease to constitute a majority of the Board of Directors during a two-year period). This agreement expires three years after any change of control, but under certain circumstances may be terminated by the Board of Directors prior to any change of control and will expire immediately upon the earlier of the officer's death, permanent disability or termination of employment for cause. Benefits include (i) severance pay of three times the sum of the officer's highest base salary and his average annual bonus during the three years prior to severance and (ii) continued participation in the Company's benefit plans for one year (or, if such participation is not possible, provision for substantially similar benefits). The Company has similar agreements with Messrs. Bopp and Maloney and three other executive officers. In addition, the Company has entered into a Supplemental Executive Retirement Agreement with Mr. Longfield which provides for additional benefits each year for a period of fifteen years to Mr. Longfield equal to (i) 50% of his salary and bonus averaged over the five completed calendar years which provide the highest average of all the completed calendar years ending before the time Mr. Longfield becomes entitled to benefits under such agreement minus (ii) the sum of benefits which Mr. Longfield receives under the Company's qualified and non-qualified pension plans in the applicable year. Benefits under this plan commence upon death, disability, termination other than by reason of discharge for cause, voluntary retirement on or after age 62 or voluntary retirement within two years after a change of control. Change of control for this purpose is defined in substantially the same manner as described above.

     The Company provides supplemental annuities to certain officers, including the Named Executive Officers, and other key employees for a fifteen-year period commencing on retirement pursuant to the

Supplemental Insurance/Retirement Plan or, with respect to officers, following a termination of employment within two years after a change of control. Change of control for this purpose is defined in substantially the same manner as in the agreements with Mr. Longfield.

     The Company's 1993 Long Term Incentive Plan provides that the Compensation Committee may grant limited stock appreciation rights entitling the holder thereof to surrender to the Company, under certain circumstances, such rights in exchange for cash as described below. A limited stock appreciation right can only be exercised within the sixty-day period commencing upon the date of the first public disclosure of a change of control. Change of control for this purpose is defined in substantially the same manner as in the agreements with Mr. Longfield. Limited stock appreciation rights are exercisable whether or not the holder thereof is then employed by the Company. Upon exercise of a limited stock appreciation right, the holder thereof shall be entitled to receive an amount in cash equal to the greater of (i) the fair market value of the shares of the Common Stock of the Company with respect to which the limited stock appreciation right was exercised over the option price of such shares and (ii) if the change of control is the result of a transaction or a series of transactions, the highest price per share of Common Stock of the Company paid in such transaction or transactions during the sixty-day period up to the date of exercise over the option price of such shares. There are also limited stock appreciation rights outstanding under the Company's 1989 Employee Stock Appreciation Rights Plan, as amended.

     Stock options granted under the Company's prior stock option plans, and stock options, stock appreciation rights and restricted stock granted under the Company's 1993 Long Term Incentive Plan and performance units (representing the right to future cash payments based on the per share net book value of the Company's Common Stock) granted under the Company's Long Term Performance Incentive Plan vest immediately upon the occurrence of a change of control (defined in substantially the same manner as in the agreements with Mr. Longfield).

COMPENSATION OF OUTSIDE DIRECTORS

  Fees and Deferred Compensation

     Non-employee directors receive a $20,000 annual retainer plus $1,000 per Board meeting attended and an additional $1,000 per committee meeting attended, except for committee chairpersons who receive a committee meeting fee of $2,000 for each committee meeting chaired. All or a portion of such fees may be deferred at the election of the director, and any amount so deferred is valued at the election of the director either (i) as if invested in an interest-bearing account or (ii) as if invested in units which are valued as if invested in Common Stock of the Company. Deferred fees are payable in cash, in installments or as a lump sum upon termination of services as a director. Directors who are also employees do not receive any such fees. An agreement with Mr. McCaffrey provided that the Company pay Mr. McCaffrey $12,000 per year for ten years beginning at age 65. In accordance with the terms of such agreement, on July 14, 1993, the Compensation Committee approved a lump sum payout of $75,260 to Mr. McCaffrey.

  1988 Directors Stock Award Plan, as Amended

     Under the 1988 Directors Stock Award Plan, as amended (the "1988 Plan"), directors who are not employees of the Company are awarded additional compensation in the form of shares of Common Stock of the Company and options to purchase shares of Common Stock of the Company.

     In October of the year in which a non-employee director is elected to the Board of Directors, such non-employee director is granted the right to receive 200 shares of Common Stock of the Company during each year of the director's term. However, such director is not entitled to any such installment of shares in the event that for any reason such director is not a non-employee director on the date on which an installment of shares of Common Stock would otherwise be transferable under the 1988 Plan. The 1988 Plan provides that no shares of Common Stock awarded to a non-employee director under the 1988 Plan may be disposed of for any purpose until the expiration of two years from the date of the transfer of such shares to the non-employee director; however, such transfer restriction ceases to apply upon the death or permanent disability of the non-employee director.

     In April of 1993 and in July of each year thereafter, each non-employee director was or will be, as the case may be, granted an option to purchase 600 shares of Common Stock of the Company. Such options have a ten-year term and become exercisable with respect to 200 shares of Common Stock of the Company subject thereto on each of the first three anniversaries following the date of grant. The purchase price per share of Common Stock of the Company purchased under an option granted pursuant to the 1988 Plan shall not be less than the mean between the high and low sale price, regular way, on the New York Stock Exchange-Composite Tape on the date the option was granted.

     If a non-employee director shall, by reason other than death or retirement, cease to be a member of the Board of Directors of the Company while holding an outstanding option, such non-employee director shall be permitted to exercise such option within sixty days from the day he or she ceased to be a member of the Board of Directors; but in no event later than the expiration date of the option, with respect to all or any part of the entire balance of shares of Common Stock of the Company to the extent exercisable by such non-employee director at the time he or she ceased to be a member of the Board of Directors. If a non-employee director shall die after the date he or she ceases to be a member of the Board of Directors of the Company while holding an outstanding option, such option shall be exercisable to the extent, and during the period, that such option would, but for his or her death, have otherwise been exercisable by such non-employee director. If a non-employee director shall cease to be a member of the Board of Directors of the Company by reason of retirement while holding an outstanding option, such non-employee director shall be permitted to exercise such option within three years from the last day of the month in which he or she retired; but in no event later than the expiration date of the option, with respect to all or any part of the entire balance of shares of Common Stock of the Company to the extent exercisable by such non-employee Director at the time he or she retired. If a non-employee director shall die while holding an outstanding option, and at the time of death, such option was then exercisable with respect to less than 100% of the shares subject thereto, the number of shares with respect to which such option shall be exercisable shall be increased to 100% of the total number of shares subject thereto. The period during which such option shall be exercisable shall commence on the date of death and end on the first anniversary of the month in which the date of death occurred, but in no event shall the period extend beyond the expiration date of the option.

  Retirement Plan for Outside Directors

     The Company maintains a retirement income plan for non-employee directors who have served on the Board of Directors for at least five years. Upon retirement, such directors will receive annual payments equal to an amount composed of the annual retainer together with an amount based upon the annual meeting fees in effect at the time of retirement. Such payments will be made for that number of years equal to the number of full or partial years of service on the Board. In the event of the retired director's death, his or her surviving spouse shall receive the same benefits that such director would have received had he or she survived.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Regina Herzlinger, a member of the Company's Compensation Committee, serves on the Board of Directors of Belmont Instrument Corp. In 1993 the Cardiopulmonary Division of the Company purchased from Belmont Instrument Corp. approximately $1,063,000 of a product originally developed by Belmont Instrument Corp. and licensed to the Company. Professor Herzlinger's husband, George, is the President and a director of the corporation, and the Herzlingers are its majority shareholders. The Company's business relationship with Belmont Instrument Corp. predates and is independent of Professor Herzlinger's election to the Company's Board of Directors, and pursuant to existing Company policies, the subsequent execution of a contract with this corporation did not require submission to the Company's Board of Directors for approval. The Company believes that the transactions with Belmont Instrument Corp. were on terms no less favorable than if the transactions were with an unaffiliated party.

OPTION GRANTS IN LAST FISCAL YEAR

     The table below sets forth information concerning options granted to the Named Executive Officers during the last fiscal year.

                                                                                                     GRANT DATE
                                                          INDIVIDUAL GRANTS                           VALUE(1)
                                   ---------------------------------------------------------------   ----------
                                      NUMBER OF
                                     SECURITIES        % OF TOTAL
                                     UNDERLYING      OPTIONS GRANTED   EXERCISE OR                   GRANT DATE
                                   OPTIONS GRANTED   TO EMPLOYEES IN   BASE PRICE     EXPIRATION      PRESENT
               NAME                    (#)(2)          FISCAL YEAR      ($/SHARE)        DATE         VALUE($)
- ---------------------------------- ---------------   ---------------   -----------   -------------   ----------
William H. Longfield..............      39,400             7.2            26.75      July 14, 2003     411,040
  President and COO
Benson F. Smith...................      15,300             2.8            26.75      July 14, 2003     161,254
  Executive Vice President
William T. Tumber.................      14,400             2.6            26.75      July 14, 2003     151,769
  Group Vice President
Richard J. Thomas.................      14,400             2.6            26.75      July 14, 2003     151,769
  Group Vice President
William C. Bopp...................       9,100             1.7            26.75      July 14, 2003      95,909
  Senior Vice President and Chief
  Financial Officer
George T. Maloney.................         -0-             0.0              N/A                N/A         N/A
  Former Chairman and CEO

- ---------------
(1) Grant date values are based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercising price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The grant date values were determined based in part upon the following assumptions: (a) an expected volatility of .3296 based on the prior five years of quarterly closing stock prices of the Company's Common Stock; (b) a risk-free rate of return of 6.20%; (c) the Company's Common Stock five-year dividend yield of 2.00%; and
    (d) a ten-year period from time of grant until exercise. Additionally, a 3% per annum discount was applied to reflect vesting restrictions.

(2) Grants consist of stock options with attached limited rights which are exercisable in the event of a change of control. Options become exercisable in four annual installments commencing one year after the date of grant and are exercisable at a price equal to the market price on the date of grant.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND FISCAL YEAR-END OPTION
VALUES

     The table below sets forth information concerning exercises of stock options by the Named Executive Officers during the last fiscal year and the fiscal year-end value of the Named Executive Officers' unexercised options.

                                                                    NUMBER OF SECURITIES   VALUE OF UNEXERCISED
                                                                         UNDERLYING            IN-THE-MONEY
                                                                    UNEXERCISED OPTIONS          OPTIONS
                                                                      AT FY-END(1)(#)        AT FY END(1)($)
                                                          VALUE     --------------------   --------------------
                                       SHARES ACQUIRED   REALIZED       EXERCISABLE/           EXERCISABLE/
                NAME                   ON EXERCISE(#)      ($)         UNEXERCISABLE         UNEXERCISABLE(2)
- -------------------------------------  ---------------   --------   --------------------   --------------------
William H. Longfield.................        -0-             -0-        62,950/71,750          282,264/73,153
  President and COO
Benson F. Smith......................        500           7,898        39,601/28,675          373,064/25,102
  Executive Vice President
William T. Tumber....................        -0-             -0-        18,786/26,850           95,054/22,950
  Group Vice President
Richard J. Thomas....................        -0-             -0-        16,475/25,825           67,389/14,105
  Group Vice President
William C. Bopp......................        -0-             -0-        21,675/19,375          109,086/16,495
  Senior Vice President and Chief
  Financial Officer
George T. Maloney....................        -0-             -0-       135,586/51,275         790,401/121,205
  Former Chairman and CEO

- ---------------

(1) These options were granted over a period of years.

(2) Rounded value at $25.250 per share market price.

PENSION TABLE

     The table below sets forth the aggregate estimated annual retirement benefits payable under the Company's Employees' Retirement Plan, Excess Benefit Plan and Supplemental Executive Retirement Plan for employees retiring at normal retirement age (65) in 1993.

                                                YEARS OF PARTICIPATION
FIVE YEAR AVERAGE     ---------------------------------------------------------------------------
  COMPENSATION           10         15         20         25         30         35         40
- -----------------     ---------  ---------  ---------  ---------  ---------  ---------  ---------
   $    50,000        $   7,000  $  10,500  $  14,000  $  17,500  $  21,000  $  24,500  $  28,000
       100,000           14,500     22,000     29,000     36,500     43,500     51,000     58,000
       150,000           22,000     33,000     44,000     55,000     66,000     77,000     88,000
       200,000           29,500     44,500     59,500     74,000     88,500    103,500    118,000
       250,000           37,000     55,500     74,000     92,500    111,000    129,500    148,000
       300,000           44,500     67,000     89,000    111,500    133,500    156,000    178,000
       400,000           59,500     89,500    119,000    149,000    178,500    208,500    238,000
       500,000           74,500    112,000    149,000    186,500    223,500    261,000    298,000
       600,000           89,500    134,500    179,000    224,000    268,500    313,500    358,000
       700,000          104,500    157,000    209,000    261,500    313,500    366,000    418,000
       800,000          119,500    179,500    239,000    299,000    358,500    418,500    478,000
       900,000          134,500    202,000    269,000    336,500    403,500    471,000    538,000
     1,000,000          149,500    224,500    299,000    374,000    448,500    523,500    598,000

     Under the Company's Employees' Retirement Plan, Excess Benefit Plan and Supplemental Executive Retirement Plan, benefits are determined on the basis of an employee's compensation as calculated for purposes of the Summary Compensation Table, except that annual bonus amounts reflected in the Summary Compensation Table relate to the year in which such bonuses were accrued and are not included in the calculation of their annual compensation for purposes of the Plan until the succeeding year.

     The estimated credited full years of service for Messrs. Longfield, Smith, Tumber, Thomas, Bopp and Maloney are 4, 13, 13, 8, 12 and 33, respectively. The estimated annual retirement benefits payable are based on employer contributions on a lifetime annuity basis to persons whose highest average compensation over a period of five consecutive years of service are in the indicated classifications. The benefits listed in the table are not subject to deductions for Social Security or any other offset amounts.

     Under the Supplemental Executive Retirement Agreement between the Company and Mr. Longfield described above under "Certain Compensation Arrangements," if Mr. Longfield were to retire at age 62, his estimated annual benefit at such time would be approximately $120,000 annually more than the estimated value of the Company's qualified and non-qualified pension plans available to Mr. Longfield at such age.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS

     The graph below compares the cumulative total shareholder return on the Company's Common Stock for the last five years with the cumulative total return on the S&P 500 Index and the S&P Medical Products and Supplies Index over the same period. The graph assumes the investment of $100 in each of the Company's Common Stock, the S&P 500 Index and the S&P Medical Products and Supplies Index on December 31, 1988 and that all dividends were reinvested.

                                                                  S & P Medi-
                                                                 cal Products
      Measurement Period          C.R. Bard,       S & P 500      & Supplies
    (Fiscal Year Covered)            Inc.            Index           Index
1988                                    100             100             100
1989                                     97.74          131.69          137.19
1990                                     77.14          127.60          161.01
1991                                    141.67          166.47          263.31
1992                                    155.93          179.15          225.60
1993                                    121.32          197.21          172.05

                     PROPOSAL NO. 2 -- APPROVAL OF THE 1994
                    EXECUTIVE BONUS PLAN OF C. R. BARD, INC.

     The Board of Directors has approved, subject to shareholder approval, the 1994 Executive Bonus Plan of C. R. Bard, Inc. (the "1994 Plan"), which will be effective commencing with the 1994 fiscal year. The 1994 Plan is designed to help attract, retain and motivate the executives required to manage the Company and promote the achievement of rigorous but realistic financial goals. The 1994 Plan is also designed to qualify compensation under the plan for a federal income tax deduction as performance based compensation. The description of the 1994 Plan set forth below is a summary, does not purport to be complete and is qualified in its entirety by reference to the provisions of the 1994 Plan itself. A copy of the 1994 Plan is attached as Exhibit A.

     ADMINISTRATION. The Plan is administered by the Compensation Committee, which contains at least two outside directors (as such term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations proposed or adopted thereunder).

     ELIGIBILITY. Participants in the 1994 Plan in any of the Company's fiscal years will be limited to individuals who on the first day of such fiscal year occupy the office of Chairman, Chief Executive Officer, President, Vice Chairman, Chief Operating Officer, Executive Vice President, Chief Financial Officer or Group Vice President. Six officers are currently eligible for the 1994 Plan.

     DETERMINATION OF AWARDS. Awards under the 1994 Plan shall be in the form of cash. No award to any individual in any fiscal year shall exceed $1,400,000.

     Awards will be made to participants by reference to the Company's earnings per share for each fiscal year, and, with respect to Group Vice Presidents, by reference to an established group financial goal. Prior to the beginning of each fiscal year (or, in the case of fiscal year 1994, prior to April 1, 1994), the Compensation Committee will set the earnings per share and group financial goal targets and the amount of bonus (expressed as a percentage of base salary in effect on the first day of the fiscal year) payable to each participant to the extent that the earnings per share and, as applicable, the group financial performance equal, or fall within a range above or below, the applicable target.

     PAYMENT OF AWARDS. Each award will be paid in cash following the fiscal year to which it relates; however, a participant may, prior to a fiscal year, elect to defer all or any portion of an award for that fiscal year. Deferred awards will be held by the Company in an interest-bearing account for the participant, and shall be paid in a lump sum upon termination of employment or in installments as requested by the participant and agreed to by the Compensation Committee.

     AMENDMENT AND TERMINATION. The Compensation Committee, with the approval of the Board of Directors, may amend or terminate the 1994 Plan at any time. No amendment or termination of the 1994 Plan shall deprive any participant of awards for fiscal years already ended.

     The Company believes that its best interests will be served by the adoption of the 1994 Plan, which will enable the Company to be in a position to grant bonus awards to officers, including those who through promotions and development of the Company's business will be entrusted with new and more important responsibilities, while preserving the tax deductibility of these awards. All of the Company's other benefit plans shall continue in accordance with their respective terms.

     The Board of Directors approved the 1994 Plan at its February 9, 1994 meeting.

     Approval of Proposal No. 2 requires the affirmative vote of a majority of shares of the Company's Common Stock cast on the proposal. If such approval is not obtained, the Company may forfeit tax deductions on a portion of the bonus awards which the Compensation Committee may approve for 1994 and subsequent years.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL NO. 2.

              PROPOSAL NO. 3 -- RATIFICATION OF THE APPOINTMENT OF
            ARTHUR ANDERSEN & CO. AS INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected Arthur Andersen & Co. to audit the accounts of the Company for the fiscal year ending December 31, 1994. Since their report will be addressed to the shareholders as well as the Board of Directors, the holders of Common Stock are asked to ratify this selection. The Company has been advised that a representative of Arthur Andersen & Co. will be present at the Annual Meeting of Shareholders with the opportunity to make a statement if the representative desires to do so. It is expected that the representative will be available to respond to appropriate questions.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL NO. 3.

MISCELLANEOUS

     The Company does not know of any business other than that described above to be presented for action to the shareholders at the meeting, but it is intended that the proxies will be exercised upon any other matters and proposals that may legally come before the meeting and any adjournments thereof in accordance with the discretion of the persons named therein.

     The cost of this solicitation will be borne by the Company. It is contemplated that proxies will be solicited through the use of the mails, but officers and regular employees of the Company may solicit proxies personally or by telephone or special letter. The Company has retained the firm of D.F. King & Co., Inc. to assist in the solicitation of proxies and expects to pay such firm a fee of approximately $10,000 plus out-of-pocket expenses. Although there is no formal agreement to do so, the Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy material to their principals.

     Under the federal securities laws, the Company's directors, officers and ten percent shareholders are required to report to the Securities and Exchange Commission and the New York Stock Exchange, by specific due dates, transactions and holdings in the Company's Common Stock. Based solely on its review of the copies of such forms received by it or written representations from certain reporting persons that no annual corrective filings were required for those persons, the Company believes that during fiscal 1993 all these filing requirements were satisfied.

     The Annual Report of the Company for 1993, including certified financial statements, has been furnished to all persons who were shareholders of the Company on the record date for the Annual Meeting of Shareholders.

PROPOSALS OF SECURITY HOLDERS

     A proposal of a security holder intended to be presented at the next Annual Meeting of Shareholders and to be included in the proxy statement must be received at the Company's principal executive offices at 730 Central Avenue, Murray Hill, New Jersey 07974 on or before November 15, 1994.

                                                                       EXHIBIT A

                                C. R. BARD, INC.
                           1994 EXECUTIVE BONUS PLAN

     This is the C. R. Bard, Inc. 1994 Executive Bonus Plan (the "Plan"), as authorized by the Board of Directors (the "Board") of C. R. Bard, Inc. (the "Company"), for the payment of incentive compensation to designated employees.

1.  Definitions

     As used in the Plan, the following terms have the following meanings:

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Committee" shall mean the Compensation and Stock Option Committee of the Board.

     "Earnings Per Share" shall mean net income per share as reported in the audited annual consolidated financial statements of the Company and its subsidiaries, as adjusted for any items of an unusual and/or nonrecurring nature which are specified in writing by the Committee prior to the beginning of the plan year and are confirmed as such by the Company's independent auditors.

     "Group Financial Goal" as to any person shall mean the sum of the amounts reported as net income on the respective financial statements of the divisions or operating units which report to such person, as adjusted for any items of an unusual and/or nonrecurring nature which are specified in writing by the Committee prior to the beginning of the plan year and are confirmed as such by the Company's independent auditors.

     "Outside Directors" shall have the meaning ascribed to it in Section 162(m) of the Code and the regulations proposed or adopted thereunder.

2.  Objectives

     The objectives of the Plan are to:

     - Help attract, retain and motivate the executives required to manage the Company; and

     - Promote the achievement of rigorous but realistic financial goals and encourage intensive fact-based business planning.

3.  Administration

     The Plan will be administered by the Committee. The Committee shall contain at least two Outside Directors. Subject to the provisions of the Plan, the Committee will have full authority to interpret the Plan, to establish and amend rules and regulations relating to it, to determine the terms and provisions for making awards and to make all other determinations necessary or advisable for the administration of the Plan.

4.  Participation

     Participation in the Plan in any fiscal year will be limited to individuals who on the first day of the Company's fiscal year occupy the office of Chairman, Chief Executive Officer, President, Vice Chairman, Chief Operating Officer, Executive Vice President, Chief Financial Officer or Group Vice President.

5.  Performance Goals

     Bonuses hereunder for all participants except Group Vice Presidents will be determined by reference to Earnings Per Share for each fiscal year, and bonuses hereunder for Group Vice Presidents will be determined 50 percent by reference to each of (i) Earnings Per Share for each fiscal year and (ii) the Group Financial Goal for each fiscal year. Before the commencement of each fiscal year, the Committee shall establish the Earnings Per Share and Group Financial Goal targets and the amount of bonus (expressed as a percentage of base salary in effect on the first day of the fiscal year) payable to each participant to the extent that Earnings Per Share and, as applicable, the Group Financial Goal equal, or fall within a range above or below the applicable target; provided, however, that with respect to the 1994 fiscal year, the Committee shall set such targets and percentages no later than April 1, 1994. In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, or other similar corporate change, the Earnings Per Share target shall be appropriately adjusted by the Committee.

6.  Maximum

     No bonus payable to an individual under this Plan for a given fiscal year shall exceed $1,400,000.

7.  Time and Form of Payment

          (a) Payment. Except as provided in paragraph (b), of this Section 7, awards will be paid in cash as soon as practicable following the public announcement by the Company of its financial results for the fiscal year and written certification from the Committee that the goals described in
     Section 5 hereof have been attained.

          (b) Deferral. A participant in the Plan may, prior to the commencement of a fiscal year, elect to defer payment of all or any portion of a bonus award. Amounts so deferred will be credited by the Company to an account for the participant and will be credited with interest on a quarterly basis at (i) the average interest rate received by the Company on its United States short-term investments for the fiscal quarter for which interest is credited or (ii) if no such short-term investments were held, the prime rate in effect on the last business day of the fiscal quarter announced by J. P. Morgan or, if no such rate is published, the prime rate published in the The Wall Street Journal on such date. Amounts deferred pursuant to this paragraph 7(b) shall be paid in a lump sum upon termination of employment by reason of retirement, death, disability or otherwise or in installments as requested by the participant and agreed to by the Committee.

8.  Death or Disability

     A participant in the Plan (or a participant's beneficiary) whose employment terminates during a fiscal year due to death or disability shall receive, after the end of the fiscal year, an amount equal to the bonus which would have been payable to such participant, pro-rated for that portion of the fiscal year during which the participant was employed.

9.  Miscellaneous

          (a) Amendment and Termination of the Plan. The Committee with the approval of the Board may amend, modify or terminate this Plan at any time and from time to time. Notwithstanding the foregoing, no such amendment, modification or termination shall affect payment of a bonus for a fiscal year already ended.

          (b) No Assignment. Except as otherwise required by applicable law, no interest, benefit, payment, claim or right of any participant under the Plan shall be subject in any manner to any claims of any creditor of any participant or beneficiary, nor to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind, and any attempt to take any such action shall be null and void.

          (c) No Rights to Employment. Nothing contained in the Plan shall give any person the right to be retained in the employment of the Company or any of its affiliates or associated corporations or affect the right of any such employer to dismiss any employee.

          (d) Beneficiary Designation. The Committee shall establish such procedures as it deems necessary for a participant to designate a beneficiary to whom any amounts would be payable in the event of the participant's death.

        (e) Communications.

             (i) All notices and communications to the Committee in connection with the Plan shall be in writing, shall be delivered by first class mail, by courier or by hand, shall be addressed to the Committee and shall be deemed to have been given and delivered only upon actual receipt thereof by the Committee. All notices and communications from the Committee to participants or beneficiaries which the Committee deems necessary in connection with the Plan shall be in writing and shall be delivered to the participant or beneficiary or other person at the person's address last appearing on the records of the Company.

             (ii) Each participant shall file with the Committee such pertinent information concerning the participant or the participant's beneficiary as is required by the Committee.

          (f) Plan Unfunded. The entire cost of this Plan shall be paid from the general assets of the Company. The rights of any person to receive benefits under the Plan shall be only those of a general unsecured creditor, and neither the Company, the Board nor the Committee shall be responsible for the adequacy of the general assets of the Company to meet and discharge Plan liabilities nor shall the Company be required to reserve or otherwise set aside funds for the payment of its obligations hereunder.

          (g) Applicable Law. The Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the State of New Jersey.

                                C. R. BARD, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

P   The undersigned hereby constitutes and appoints William C. Bopp and Richard
    A. Flink, and each of them, his true and lawful attorneys and proxies, with
R power of substitution, to represent the undersigned and to vote all of the shares of stock of C. R. BARD, INC. that the undersigned is entitled to
O vote at the Annual Meeting of Shareholders of C. R. BARD, INC. to be held at the Somerset Hills Hotel, 200 Liberty Corner Road, Warren, New Jersey
X 07059 on Wednesday, April 20, 1994 at 10:00 A.M. and at any adjournments thereof (a) as specified on the items listed on the reverse hereof, and (b)
Y in accordance with their discretion on any other business which may properly come before said meeting.

    ELECTION OF DIRECTORS: WILLIAM T. BUTLER, M.D., RAYMOND B. CAREY, JR. AND
                           DANIEL A. CRONIN, JR.



- --------------------------------------------------------------------------------
                            | FOLD AND DETACH HERE |

[X]      PLEASE MARK YOUR                                                 1436
         VOTES AS IN THIS EXAMPLE.


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREON BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.


- ---------------------------------------------------------------------------------------------------------------------------------
                                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.
- ---------------------------------------------------------------------------------------------------------------------------------
                  FOR   WITHHELD                        FOR  AGAINST   ABSTAIN                             FOR   AGAINST   ABSTAIN
1. Election of    [ ]     [ ]      2. Approval of 1994  [ ]    [ ]       [ ]        3. Ratification of     [ ]     [ ]       [ ]
    Directors                         Executive Bonus                                  Independent Public
                                      Plan                                             Accountants



For, except vote withheld from the following nominee(s):


- --------------------------------------------------------



NOTE: This proxy must be signed exactly as name(s) appear(s) hereon. Executors, administrators, trustees, guardians, attorneys and officers signing for corporations should give full title. For joint accounts each owner should sign.

- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------
   SIGNATURE(S)                                                         DATE





- --------------------------------------------------------------------------------
                            | FOLD AND DETACH HERE |



                                     [LOGO]

                           DIVIDEND REINVESTMENT PLAN

C. R. Bard, Inc. offers a Dividend Reinvestment Plan together with a cash contribution feature for all shareholders of Bard Common Stock.

                                PLAN HIGHLIGHTS

              . THE PLAN PROVIDES A CONVENIENT AND ECONOMICAL WAY TO INCREASE YOUR INVESTMENT IN BARD THROUGH THE PURCHASE OF ADDITIONAL SHARES WITH ALL OR PART OF YOUR DIVIDENDS AND ANY VOLUNTARY CASH PAYMENTS ($10 MINIMUM, $5,000 MAXIMUM, PER MONTH) YOU WISH TO MAKE.

              . ALL BROKERAGE COMMISSIONS AND COSTS FOR ADMINISTERING THE PLAN CONNECTED WITH STOCK PURCHASES WILL BE PAID BY BARD.

FOR MORE INFORMATION ABOUT THE PLAN AND AN ENROLLMENT FORM, OR FOR QUESTIONS CONCERNING YOUR ACCOUNT, PLEASE CONTACT:

                      FIRST CHICAGO TRUST COMPANY OF NEW YORK
                      DIVIDEND REINVESTMENT PLAN
                      P.O. BOX 2598
                      JERSEY CITY, NJ 07303-2598
                      (800)-446-2617

                      BE SURE TO INCLUDE A REFERENCE TO C. R. BARD, INC. IN YOUR CORRESPONDENCE.